Exhibit 1.1

$1,800,000,000

Centene Corporation

$1,800,000,000 2.450% Senior Notes due 2028

Underwriting Agreement

June 24, 2021

J.P. Morgan Securities LLC
383 Madison Avenue
New York, NY 10179

As Representative of the several Underwriters

named in Schedule I hereto

Ladies and Gentlemen:

Centene Corporation, a Delaware corporation (the “Company”), proposes to issue and sell $1,800,000,000 principal amount of its 2.450% senior notes due 2028 (the “Notes”) to the several underwriters named on Schedule I hereto (the “Underwriters”), for which J.P. Morgan Securities LLC is acting as representative (the “Representative”).  The Notes will be issued pursuant to an indenture (the “Base Indenture”) dated as of October 7, 2020 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a third supplemental indenture (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) to be dated as of July 1, 2021 between the Company and Trustee.  This agreement (this “Agreement”) is to confirm the agreement concerning the purchase of the Notes from the Company by the Underwriters.

This Agreement, the Indenture and the Notes are referred to in this Agreement collectively as the “Transaction Documents”.

1.          Representations, Warranties and Agreements of the Company.  The Company represents and warrants to, and agrees with, each Underwriter that:

(a)          An “automatic shelf registration statement” (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) on Form S-3 in respect of the Notes (File No. 333-238050) (i) has been prepared by the Company in conformity with the requirements of the Securities Act, and the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) thereunder, (ii) has been filed with the Commission under the Securities Act not earlier than the date that is three years prior to the Closing Date (as defined in Section 3 hereof) and (iii) upon its filing with the Commission, automatically became and is effective under the Securities Act.  Copies of such registration statement and any amendments thereto (excluding exhibits to such registration statement but including all documents incorporated by reference in each prospectus contained therein) have been delivered by the Company to the Representative; and no other document with respect to such registration statement or any such document incorporated by reference therein has heretofore been filed or transmitted for filing with the Commission other than the Preliminary Prospectus.  For purposes of this Agreement, the following terms have the specified meanings:

“Applicable Time” means 4:15 p.m. (New York City time) on the date of this Agreement.

“Base Prospectus” means the base prospectus filed as part of the Registration Statement, in the form in which it has most recently been amended on or prior to the date hereof, relating to the Notes.

“Disclosure Package” means, as of the Applicable Time, the most recent Preliminary Prospectus, together with each Issuer Free Writing Prospectus filed or used by the Company on or before the Applicable Time and identified on Schedule II hereto, other than a road show that is an Issuer Free Writing Prospectus that is not required to be filed under Rule 433 of the Rules and Regulations.

“Effective Date” means any date as of which any part of the Registration Statement or any post-effective amendment thereto relating to the Notes became, or is deemed to have become, effective under the Securities Act in accordance with the Rules and Regulations (including pursuant to Rule 430B of the Rules and Regulations).

“Final Term Sheet” means the term sheet prepared pursuant to Section 4(a) hereof and substantially in the form attached in Schedule III hereto.

“Issuer Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405 of the Rules and Regulations) prepared by or on behalf of the Company or used or referred to by the Company in connection with the offering of the Notes, including the Final Term Sheet.

“Preliminary Prospectus” means any preliminary prospectus relating to the Notes, including the Base Prospectus and any Preliminary Prospectus Supplement.

“Preliminary Prospectus Supplement” means any preliminary prospectus supplement included in the Registration Statement or as filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations and provided to the Representative for use by the Underwriters.

“Prospectus” means the final prospectus relating to the Notes, including the Base Prospectus and any prospectus supplement thereto relating to the Notes, as filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations and provided to the Representative for use by the Underwriters.

“Registration Statement” means, collectively, the various parts of the above-referenced registration statement, each as amended as of the Effective Date for such part, including any Preliminary Prospectus or the Prospectus and all exhibits to such registration statement.

Any reference to the “most recent Preliminary Prospectus” will be deemed to refer to the latest Preliminary Prospectus included in the Registration Statement or filed pursuant to Rule 424(b) of the Rules and Regulations prior to the Applicable Time (including, for purposes of this Agreement, any documents incorporated by reference therein prior to the Applicable Time).  Any reference to any Registration Statement, Base Prospectus, Preliminary Prospectus or the Prospectus will be deemed to refer to and include any documents incorporated by reference therein pursuant to Form S-3 under the Securities Act as of the effective date of the Registration Statement or the date of such Base Prospectus, Preliminary Prospectus or the Prospectus, as the case may be.  Any reference to any amendment or supplement to any Preliminary Prospectus or the Prospectus will be deemed to refer to and include any document filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of such Preliminary Prospectus or the Prospectus, as the case may be, and incorporated by reference in such Preliminary Prospectus or the Prospectus, as the case may be; and any reference to any amendment to the Registration Statement will be deemed to include any annual report of the Company on Form 10-K filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act after the Effective Date that is incorporated by reference in the Registration Statement.

(b)          The Commission has not issued any order preventing or suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus; and no proceeding for any such purpose or pursuant to Section 8A of the Securities Act against the Company or related to the offering has been instituted or threatened by the Commission.  The Commission has not issued any order directed to any document incorporated by reference in the most recent Preliminary Prospectus, or the Prospectus, and no proceeding has been instituted or threatened by the Commission with respect to any document incorporated by reference in the most recent Preliminary Prospectus or the Prospectus.  The Commission has not notified the Company of any objection to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act.

(c)          The Company is a “well-known seasoned issuer” (as defined in Rule 405 of the Rules and Regulations) eligible to use Form S-3 for the offering of the Notes, including not being an “ineligible issuer” (as defined in Rule 405 of the Rules and Regulations), in each case at all times relevant under the Securities Act in connection with the offering of the Notes.

(d)          The Registration Statement conformed and will conform in all material respects on the Effective Date and on the Closing Date, and any amendment to the Registration Statement filed after the date hereof will conform in all material respects when filed, to the requirements of the Securities Act and the Rules and Regulations.  The most recent Preliminary Prospectus conforms on the date hereof, and the Prospectus and any amendment or supplement thereto will conform when filed and on the Closing Date, in all material respects to the requirements of the Securities Act and the Rules and Regulations.  The documents incorporated by reference in the most recent Preliminary Prospectus or the Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the Rules and Regulations, and any further documents so filed and incorporated by reference in the Prospectus or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the Rules and Regulations; and no such documents have been filed with the Commission since the close of business of the Commission on the Business Day immediately prior to the date hereof.

(e)          The Registration Statement did not, and will not, as of any Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that no representation or warranty is made as to information contained in or omitted from the Registration Statement in reliance upon and in conformity with written information furnished to the Company through the Representative by or on behalf of any Underwriter specifically for inclusion therein (which information is specified in Section 12 hereof).

(f)          The Disclosure Package did not, as of the Applicable Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made as to information contained in or omitted from the Disclosure Package in reliance upon and in conformity with written information furnished to the Company through the Representative by or on behalf of any Underwriter specifically for inclusion therein (which information is specified in Section 12 hereof).

(g)          The Prospectus, and any amendment or supplement thereto, will not, as of its date and on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made as to information contained in or omitted from the Prospectus in reliance upon and in conformity with written information furnished to the Company through the Representative by or on behalf of any Underwriter specifically for inclusion therein (which information is specified in Section 12 hereof).

(h)          The Company has not distributed and, prior to the later to occur of the Closing Date and completion of the distribution of the Notes, will not distribute any offering material in connection with the offering and sale of the Notes other than any Preliminary Prospectus, the Prospectus and any Issuer Free Writing Prospectus to which the Representative has consented in accordance with Section 4(a) or 5(a) hereof, as applicable.

(i)          The documents incorporated by reference or deemed to be incorporated by reference in the Registration Statement, any Preliminary Prospectus or the Prospectus did not, and any further documents incorporated by reference therein will not, when filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(j)          Each of the Company and the Company’s significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X) all of which are identified on Exhibit A hereto (the “Significant Subsidiaries”), has been duly organized and is validly existing and in good standing as a corporation or other business entity under the laws of its jurisdiction of incorporation or organization, with all power and authority necessary to conduct the business in which it is engaged or to own or lease its properties; and each of the Company and the Significant Subsidiaries is duly qualified to do business and in good standing as a foreign corporation or other business entity in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect (as defined in Section 1(u) hereof).

(k)          All of the outstanding shares of capital stock or limited liability company interests, as applicable, of each Significant Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable.  Except as disclosed in the Disclosure Package and the Prospectus, all of the outstanding shares of capital stock or limited liability company interests, as applicable, of each Significant Subsidiary are owned directly or indirectly by the Company, free and clear of any claim, lien, encumbrance, security interest, restriction upon voting or transfer, preemptive rights or any other claim of any third party, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(l)          The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by considerations of public policy.

(m)          The Base Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by considerations of public policy. The Third Supplemental Indenture has been duly authorized by the Company and, when executed and delivered by the Company on the Closing Date, assuming due authorization, execution and delivery by the Trustee, the Third Supplemental Indenture will be a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by considerations of public policy. The Indenture (i) has been duly qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), (ii) complies as to form with the requirements of the Trust Indenture Act and (iii) conforms in all material respects to the description thereof in the Disclosure Package and the Prospectus.

(n)          The Notes have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to the Underwriters against payment therefor in accordance with the terms of this Agreement, will be validly issued and delivered, and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by considerations of public policy, and the Notes conform, or will conform in all material respects to the description thereof in the Disclosure Package and the Prospectus.

(o)          The execution and delivery by the Company of each of the Transaction Documents, the issuance and sale of the Notes, the compliance by the Company with all of the provisions of this Agreement and the other Transaction Documents and the application of the proceeds of the offering contemplated hereby as described by the most recent Preliminary Prospectus under the caption “Use of Proceeds” do not and will not result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any claim, lien, encumbrance or security interest upon any property or asset of the Company or any of its subsidiaries (as defined in Section 16 hereof) under, (i) the certificate of incorporation, by-laws, partnership agreement or other constitutive documents of the Company or any of its subsidiaries, (ii) any loan agreement, indenture, mortgage, lease, deed of trust or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their properties or assets is subject, or (iii) any statute, law or any rule, regulation, order, judgment or decree of any governmental agency or body or court having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of clauses (ii) and (iii) as would not individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of the Company to issue and sell the Notes, comply with all of the provisions of this Agreement and the other Transaction Documents to which it is a party and apply the proceeds of the offering contemplated hereby as described by the most recent Preliminary Prospectus under the caption “Use of Proceeds.”

(p)          Neither the filing of the Registration Statement, the most recent Preliminary Prospectus or the Prospectus nor the offer or sale of the Notes as contemplated by this Agreement gives rise to any rights, other than those which have been duly waived or satisfied, for or relating to the registration of any securities of the Company.

(q)          There are no transfer taxes or other similar fees or charges under Federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale by the Company of the Notes.

(r)          Neither the Company nor any of its subsidiaries (i) is in violation or breach of its certificate of incorporation, by-laws, partnership agreement or other constitutive documents, (ii) is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any loan agreement, indenture, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, (iii) is in violation of any law or any rule, regulation, order or decree of any governmental agency or body or court having jurisdiction over the Company or any of the Company’s subsidiaries or any of their respective properties or assets or (iv) has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary for the conduct of its business or the ownership or holding of its property, except in the case of clauses (ii), (iii) and (iv), to the extent any such violation, breach, default or failure would not, individually or in the aggregate, have a Material Adverse Effect.

(s)          No consent, filing with, license, registration, qualification, approval, order or authorization of any governmental agency or body or court is necessary or required in connection with the issuance and sale of the Notes, the compliance by the Company with all of the provisions of this Agreement and the other Transaction Documents to which it is a party and the application of the proceeds of the offering contemplated hereby as described by the most recent Preliminary Prospectus under the caption “Use of Proceeds”, except for consents, approvals, orders and authorizations (a) required under the securities or state securities or “Blue Sky” laws or foreign laws or statutes or (b) which have been obtained and are in full force and effect, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(t)          There is no contract or document required to be described in the Registration Statement, any Preliminary Prospectus or the Prospectus or to be filed as an exhibit to the Registration Statement or to a document incorporated by reference in the Registration Statement, any Preliminary Prospectus or the Prospectus which is not described or filed as required.

(u)          Since the respective dates as of which information is given in the most recent Registration Statement, the Disclosure Package, the Preliminary Prospectus or the Prospectus, except as otherwise stated therein, (A) no material adverse effect on (i) the condition (financial or otherwise), earnings, business affairs or business prospects of the Company and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business, or (ii) the ability of the Company to perform its obligations under this Agreement, the Indenture and the Notes, as applicable (a “Material Adverse Effect”) has occurred, (B) there have been no transactions entered into or any liability or obligation, direct or contingent, incurred by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(v)          The Company has the capitalization described under “Capitalization” in the most recent Preliminary Prospectus and the Prospectus.

(w)          The financial statements of the Company and its subsidiaries, and the respective notes thereto included or incorporated by reference in the Registration Statement, the Disclosure Package, the Preliminary Prospectus and the Prospectus, together with the related schedules and notes, comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act and present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows (or such equivalents) of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and comply as to form in all material respects with the Rules and Regulations, except in each case as may be expressly stated in the related notes thereto.  The supporting schedules, if any, present fairly in all material respects in accordance with GAAP the information required to be stated therein.  The selected financial data and the summary financial information included in the Disclosure Package and the Prospectus present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement.

(x)          KPMG LLP, who have certified certain consolidated financial statements of the Company and have audited the Company’s internal control over financial reporting and management’s assessment thereof, are an independent registered public accounting firm with respect to the Company as required by the Securities Act and the Rules and Regulations and the rules and regulations of the Public Company Accounting Oversight Board.

(y)          Neither the Company nor any of its subsidiaries is, and on the Closing Date and, after giving effect to the offering of the Notes and the application of the proceeds therefrom as described under “Use of Proceeds” in each of the most recent Preliminary Prospectus and the Prospectus, neither the Company nor any of its subsidiaries will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(z)          There is no litigation or legal or governmental proceeding to which the Company or any of its subsidiaries is a party or to which any property or assets of the Company or any of its subsidiaries is subject or which is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which (i) if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect, except as disclosed in the Disclosure Package and the Prospectus or (ii) is required to be disclosed in the most recent Disclosure Package and the Prospectus and is not disclosed.

(aa)          Neither the Company nor any of its subsidiaries has taken, directly or indirectly, any action designed to cause or result in, or which would be expected to cause or result in, the stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes.

(bb)          The Notes will be pari passu with all existing and future senior unsecured unsubordinated indebtedness of the Company.

(cc)          There is, and has been, no failure on the part of the Company or any of its directors or officers, in their capacities as such, to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(dd)          The Company and its subsidiaries maintain a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect thereto.  The Company’s internal control over financial reporting is effective, and the Company is not aware of any material weaknesses in its internal control over financial reporting. Except as described in the Disclosure Package and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been no material weakness in the Company’s internal control over financial reporting (whether or not remediated).

(ee)          The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to provide reasonable assurances that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

(ff)          No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in either case, would reasonably be expected to individually or in the aggregate result in a Material Adverse Effect.

(gg)          Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its subsidiaries have filed on a timely basis, or caused to be filed on a timely basis, in each case, taking into account extensions, any and all tax returns required to be filed by or on behalf of them under applicable law, which returns are complete and correct in all material respects.  Neither the Company nor any of its subsidiaries is in default in the payment of any taxes (including any interest, assessment, fine or penalty imposed with respect thereto), except as would not, individually or in the aggregate, have a Material Adverse Effect.

(hh)          No “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act (i) has imposed (or has notified the Company in writing that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or has notified the Company in writing that it is considering (a) the downgrading, suspension or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (b) any change in the outlook for any rating of the Company or any securities of the Company (other than, in the cases of both (a) and (b), as has been publicly announced prior to the date of this Agreement).

(ii)          Neither the Company nor any of its subsidiaries, nor any of its or their respective directors, officers, agents, employees or affiliates is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company, its subsidiaries and its and their respective affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(jj)          The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), except as would not, individually or in the aggregate, have a Material Adverse Effect, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(kk)          Neither the Company nor any of its subsidiaries, nor any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”); and the Company will not, and will cause its subsidiaries not to, directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person subject to any United States sanctions administered by OFAC at the time of such financing.

(ll)          The Company and its subsidiaries own, possess, license or have other rights to or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(mm)          The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

(nn)          The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Disclosure Package and the Prospectus or (b) do not, individually or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Disclosure Package and the Prospectus, are in full force and effect, and neither the Company nor any subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

(oo)          Except as described in the Disclosure Package and the Prospectus and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements in all material respects and (C) to the knowledge of the Company, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(pp)          The Company and its subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business in the same or similar industries, and all such insurance is in full force and effect.  The Company has no reason to believe that it or any subsidiary will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect.

(qq)          Neither of the Company nor any subsidiary has been denied any insurance coverage which it has sought or for which it has applied.

(rr)          Any statistical and market-related data included or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus is based on or derived from sources that the Company believes to be reliable and accurate.

(ss)          No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends or other distributions to the Company, from making any other distribution on such subsidiary’s capital stock or other ownership interest, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated by the Disclosure Package and the Prospectus.

(tt)          Except as described in the Disclosure Package and the Prospectus, with respect to stock options or other equity incentive grants granted subsequent to the adoption of the Sarbanes-Oxley Act on July 31, 2002 pursuant to the equity-based compensation plans of the Company (the “Equity Plans”), (i) no stock options have been granted with an exercise price known at the time to be less than the fair market value of the shares of the common stock of the Company on the business day immediately preceding the date of such grant and (ii) each such grant was made in accordance with the material terms of the Equity Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, and each such grant has been properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s filings with the Commission to the extent required to be disclosed.

(uu)          Neither the Company nor any of its subsidiaries maintains or contributes to any “pension plan” (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to Title IV of ERISA or any “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) except for such plans that do not result in material liabilities to the Company and its subsidiaries taken as a whole.  Each “pension plan” (within the meaning of Section 3(2) of ERISA) maintained by the Company or any of its subsidiaries which is intended to be qualified under Section 401(a) of the United States Internal Revenue Code of 1986, as amended, has received a favorable determination or opinion letter from the Internal Revenue Service that such plan is so qualified.  Each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) established or maintained by the Company and/or one or more of its subsidiaries is in compliance with the currently applicable provisions of ERISA except for such failures to comply that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

(vv)          Other than this Agreement and as set forth in the most recent Preliminary Prospectus under the heading “Underwriting,” there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or the Underwriters for a brokerage commission, finder’s fee or other like payment with respect to the consummation of the transactions contemplated by this Agreement.

(ww)          Except as disclosed in the Disclosure Package and the Prospectus, the Company (i) does not have any material lending or other relationship with any bank or lending affiliate of any Underwriter and (ii) does not intend to use any of the proceeds from the sale of the Notes hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(xx)          (A)  To the extent required in connection with their respective businesses, each of the Company and its subsidiaries has the requisite provider number or other authorization to bill the Medicare and Medicaid program in the state or states in which such entity operates unless failure to maintain such provider number or other authorization would not, individually or in the aggregate, result in a Material Adverse Effect; neither the Company nor any of its subsidiaries is subject to any pending, or, to the knowledge of the Company, threatened or contemplated action which would reasonably be expected to result either in revocation of any provider number or authorization or in the Company’s or any subsidiary’s exclusion from any state Medicaid programs; the Company’s and each subsidiary’s business practices have been structured in a manner reasonably designed to comply in all material respects with the federal or state laws governing Medicaid programs, and the Company reasonably believes that it is in compliance with such laws in all material respects, except as set forth in or contemplated in the Disclosure Package and the Prospectus; the Company and each subsidiary have taken reasonable actions designed to ensure that they do not: (i) violate the False Claims Act, 31 U.S.C. Sections 3729-3733, (ii) violate 42 U.S.C. Section 1395nn (the “Stark” law, prohibiting self-referrals), (iii) allow any individual with an ownership or control interest (as defined in 42 U.S.C. Section 1320a-3(a)(3)) in the Company or any subsidiary or any officer, director or managing employee (as defined in 42 U.S.C. Section 1320a-5(b)) of the Company or any subsidiary who would be a person excluded from participation in any federal health care program (as defined in 42 U.S.C. Section 1320a-7b(f)) as described in 42 U.S.C. Section 1320a-7(b)(8) to participate in any such federal health care program maintained by the Company or any subsidiary and (iv) violate any other applicable federal healthcare law; and the Company and its subsidiaries have structured their respective business practices in a manner reasonably designed to comply in all material respects with the federal and state laws regarding physician ownership of (or financial relationship with), and the referral to entities providing, healthcare related goods or services, and laws requiring disclosure of financial interests held by physicians in entities to which they may refer patients for the provisions of health care related goods and services, and the Company reasonably believes that it is in material compliance with such laws.

(B)          None of the Company, its subsidiaries nor any of their respective officers, directors or stockholders, or, to the knowledge of the Company, any employee or other agent of the Company or any of its subsidiaries, has engaged on behalf of the Company or such subsidiary in any of the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment under the Medicare or Medicaid or similar state program or from any third party (where applicable federal or state law prohibits such payments to third parties); (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under the Medicare or Medicaid or similar state program or from any third party (where applicable federal or state law prohibits such payments to third parties); (iii) knowingly and willfully failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under the Medicare or Medicaid or similar state program or from any third party (where applicable federal or state law prohibits such payments to third parties) on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; or (iv) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid, any similar state program or plan or any third party (where applicable federal or state law prohibits such payments to third parties), or (B) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid, any similar state program or plan or any third party (where applicable federal or state law prohibits such payments to third parties).

(yy)          The accounts receivable of the Company and its subsidiaries have been and will continue to be adjusted to reflect the reimbursement policies of third-party payors such as Medicare and Medicaid.  The accounts receivable, after giving effect to the allowance for doubtful accounts, relating to such third-party payors do not materially exceed amounts the Company and its subsidiaries are entitled to receive.

(zz)          Except as would not individually or in the aggregate be expected to have a Material Adverse Effect, the Company and its subsidiaries (i) have undertaken all surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and/or that could be materially and adversely affected by the failure of the Company and its subsidiaries to be in compliance with HIPAA as amended by the HITECH Act (“HIPAA, as amended”); (ii) have developed a compliance plan for being in compliance in all material respects with HIPAA, as amended; (iii) have implemented those provisions of such HIPAA compliance plan as are reasonably necessary to promote the Company’s and its subsidiaries’ compliance in all material respects with HIPAA, as amended; (iv) have conducted, to the extent required by law, all electronic transactions in accordance with HIPAA, as amended; and (v) have obtained, to the extent required by law, a valid National Provider Identifier, as defined under HIPAA, as amended.  Neither the Company and its subsidiaries, nor to their knowledge any of their employees, is the subject of any civil or criminal penalty, claim, action or proceeding, or any administrative or other regulatory review, survey, or proceeding (other than routine surveys or reviews conducted by any government health plan or other government entity) that could result in any of the foregoing and could reasonably be expected to individually or in the aggregate have a Material Adverse Effect on the Company and its subsidiaries in connection with any HIPAA violation by the Company and its subsidiaries.

(aaa)          Except as disclosed in the Disclosure Package and the Prospectus, the Company and its subsidiaries have implemented and maintain controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases which they own or operate (collectively, “IT Systems”) and data which they own or control and which are used in connection with their respective businesses (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)), except in each case where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect. There have been no breaches, violations, outages or unauthorized uses of or accesses to the IT Systems or Personal Data in the past three years, except for those that would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its subsidiaries are presently in material compliance with all applicable laws relating to the privacy and security of IT Systems and Personal Data.

(bbb)          Any certificate signed by any officer of the Company and delivered to the Representative or counsel for the Underwriters in connection with the offering of the Notes shall be deemed a representation and warranty by the Company, as applicable, as to matters covered thereby, to each Underwriter.

For purposes of this Section 1, as well as for Section 6 hereof, references to “the most recent Preliminary Prospectus and the Prospectus” or “the Disclosure Package and the Prospectus” are to each of the most recent Preliminary Prospectus or the Disclosure Package prior to the Applicable Time, as the case may be, and the Prospectus as separate or stand-alone documentation (and not the most recent Preliminary Prospectus or the Disclosure Package, as the case may be, and the Prospectus taken together), so that representations, warranties, agreements, conditions and legal opinions will be made, given or measured independently in respect of each of the most recent Preliminary Prospectus or the Disclosure Package, as the case may be, and the Prospectus.

2.          Purchase of the Notes by the Underwriters.  Subject to the terms and conditions and upon the basis of the representations and warranties herein set forth, the Company agrees to issue and sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company the principal amount of the Notes set forth opposite such Underwriter’s name in Schedule I hereto, at a price equal to 99.00% of the principal amount thereof, plus accrued interest, if any, from July 1, 2021.

3.          Delivery of and Payment for the Notes.  Delivery of the Notes will be made at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, or at such place or places as mutually may be agreed upon by the Company and the Underwriters, at 10:00 a.m., New York City time, on July 1, 2021 or on such later date not more than three Business Days after such date as may be determined by the Representative and the Company or as provided in Section 8 hereof (the “Closing Date”).

Delivery of the Notes will be made to the Representative by or on behalf of the Company against payment by the Underwriters of the purchase price thereof by wire transfer of immediately available funds to the Company.  Delivery of the Notes will be made through the facilities of The Depository Trust Company (“DTC”) unless the Representative otherwise instructs.  Delivery of the Notes at the time and place specified in this Agreement is a further condition to the obligations of each Underwriter.

4.          Covenants of the Company.  The Company covenants and agrees with each Underwriter that:

(a)          The Company (i) will prepare the Prospectus in a form approved by the Representative and file the Prospectus pursuant to Rule 424(b) of the Rules and Regulations within the time period prescribed by such Rule; (ii) will not file any amendment or supplement to the Registration Statement or the Prospectus or file any document under the Exchange Act before the termination of the offering of the Notes by the Underwriters if such document would be deemed to be incorporated by reference into the Prospectus, which filing is not consented to by the Representative after reasonable notice thereof (such consent not to be unreasonably withheld or delayed); (iii) will prepare the Final Term Sheet, substantially in the form of Schedule III hereto and approved by the Representative and file the Final Term Sheet pursuant to Rule 433(d) of the Rules and Regulations within the time period prescribed by such Rule; (iv) will advise the Representative promptly (A) after it receives notice thereof, of the issuance by the Commission or any state or other regulatory body of any stop order or any order suspending the effectiveness of the Registration Statement, suspending or preventing the use of any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus or suspending the qualification of the Notes for offering or sale of the Notes in any jurisdiction, (B) of the initiation or threatening of any proceedings for any such purpose or pursuant to Section 8A of the Securities Act, (C) of receipt by the Company from the Commission of any notice of objection to the use of the Registration Statement or any post-effective amendment thereto or of any request by the Commission for the amending or supplementing of the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus or for additional information, (D) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission or (E) when, prior to termination of the offering of the Securities, any amendment to the Registration Statement shall have been filed or become effective; and (v) will use its commercially reasonable efforts to prevent the issuance of any stop order or other such order or any such notice of objection and, if a stop order or any other such order is issued or any such notice of objection is received, to obtain as soon as possible the lifting or withdrawal thereof.

(b)           The Company will give the Representative notice of its intention to prepare any amendment or supplement to the Registration Statement, the most recent Preliminary Prospectus or the Prospectus, and the Company will furnish the Representative with copies of any such documents within a reasonable amount of time prior to such proposed use, and will not use any such document to which the Representative or counsel for the Underwriters shall reasonably object.  The Company will prepare and file with the Commission any amendments or supplements to the Registration Statement, the Disclosure Package or the Prospectus which, in the opinion of the Representative, may be necessary or advisable in connection with the offering of the Notes.

(c)          The Company will furnish to the Representative and to counsel for the Underwriters such number of conformed copies of the Registration Statement, as originally filed and each amendment thereto (excluding exhibits other than this Agreement), any Preliminary Prospectus, the Final Term Sheet and any other Issuer Free Writing Prospectus, the Prospectus and all amendments and supplements to any of such documents (including any document filed under the Exchange Act and deemed to be incorporated by reference in the Registration Statement, any Preliminary Prospectus or the Prospectus), in each case as soon as available and in such quantities as the Representative may from time to time reasonably request.

(d)          During the period in which the Prospectus relating to the Notes (or in lieu thereof, the notice referred to in Rule 173(a) of the Rules and Regulations) is required to be delivered under the Securities Act, the Company will comply with all requirements imposed upon it by the Securities Act and by the Rules and Regulations, as from time to time in force, so far as is necessary to permit the continuance of sales of or dealings in the Notes as contemplated by the provisions of this Agreement and by the Prospectus.  If during such period any event occurs as a result of which the Disclosure Package or the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend the Registration Statement or amend or supplement the Disclosure Package or the Prospectus or file any document to comply with the Securities Act, the Company will promptly notify the Representative and will, subject to Section 4(b) hereof, amend the Registration Statement, amend or supplement the Disclosure Package or the Prospectus, as the case may be, or file any document (in each case, at the expense of the Company) so as to correct such statement or omission or to effect such compliance, and will furnish without charge to each Underwriter as many written and electronic copies of any such amendment or supplement as the Representative may from time to time reasonably request.

(e)          The Company consents to the use of the Registration Statement, the Disclosure Package and the Prospectus in accordance with the securities or “Blue Sky” laws of the jurisdictions in which the Notes are offered by the Underwriters and by all dealers to whom Notes may be sold, in connection with the offering and sale of the Notes.

(f)          The Company will timely file such reports pursuant to the Exchange Act as are necessary in order to make generally available to its security holders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the Securities Act and Rule 158 of the Rules and Regulations.

(g)          The Company will, whether or not this Agreement becomes effective or is terminated or the sale of the Notes to the Underwriters is consummated, pay all fees, expenses, costs and charges in connection with: (i) the preparation, printing, filing, registration, delivery and shipping of the Registration Statement (including any exhibits thereto), any Preliminary Prospectus, any Issuer Free Writing Prospectus, the Prospectus and any amendments or supplements thereto; (ii) the printing, producing, copying and delivering of this Agreement, the Indenture, closing documents (including any compilations thereof) and any other agreements, memoranda, correspondence and other documents printed or delivered in connection with the offering, purchase, sale and delivery of the Notes (including any taxes payable in that connection); (iii) the services of the Company’s independent registered public accounting firm; (iv) the services of the Company’s counsel; (v) the qualification of the Notes under the securities laws of the several jurisdictions as provided in Section 4(m) hereof and the preparation, printing and distribution of a Blue Sky memorandum (including the reasonable and documented fees and expenses of counsel to the Underwriters in connection therewith up to an amount not to exceed $40,000); (vi) any rating of the Notes by rating agencies; (vii) any filings required to be made with FINRA including filing fees (and including the reasonable fees and expenses of counsel for the Underwriters relating to such filings up to a maximum amount of $40,000); (viii) the services of the Trustee and any agent of the Trustee (including the fees and disbursements of counsel for the Trustee); (ix) any road show or other investor presentations relating to the offering of the Notes (including, without limitation, for meetings and reasonable and documented travel expenses) and (x) all expenses and application fees incurred in connection with the approval of the Notes for book-entry transfer by DTC. It is understood, however, that, except as provided in this Section 4(g) or Sections 7 and 9 hereof, the Underwriters will pay all of their own costs and expenses, including the fees and expenses of counsel to the Underwriters and any advertising expenses incurred in connection with the offering of the Notes made by the Underwriters.  If the sale of the Notes provided for herein is not consummated by reason of acts of the Company or changes in circumstances of the Company pursuant to Section 9 hereof which prevent this Agreement from becoming effective, or by reason of any failure, refusal or inability on the part of the Company to perform any agreement on its part to be performed or because any other condition of the Underwriters’ obligations hereunder is not fulfilled or if the Underwriters decline to purchase the Notes for any reason permitted under this Agreement, the Company will reimburse the Underwriters for all reasonable and documented out-of-pocket disbursements (including fees and expenses of counsel to the Underwriters) incurred by the Underwriters in connection with any investigation or preparation made by them in respect of the marketing of the Notes or in contemplation of the performance by them of their obligations hereunder.

(h)          Until completion of the distribution of the Notes, the Company will timely file all reports, documents and amendments to previously filed documents required to be filed by it pursuant to Sections 12, 13(a), 13(c), 14 or 15(d) of the Exchange Act, subject to Section 4(a)(ii) hereof.

(i)          The Company will apply the net proceeds from the sale of the Notes as set forth in the Disclosure Package and the Prospectus.

(j)          Until 30 days following the Closing Date, the Company will not, without the prior written consent of J.P. Morgan Securities LLC, directly or indirectly, issue, sell, offer to sell, grant any option for the sale of or otherwise dispose of, any debt securities that are substantially similar to the Notes (including, without limitation, with respect to the maturity, currency, interest rate and other material terms thereof). The restriction described in this Section 4(j) shall not apply to the issuance and sale of debt securities by the Company to refinance or redeem its 5.375% senior notes due 2026 and/or WellCare’s 5.375% senior notes due 2026.

(k)          The Company will pay the required Commission filing fees relating to the Notes within the time period required by Rule 456(b)(1) of the Rules and Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the Rules and Regulations.

(l)          If required by Rule 430B(h) of the Rules and Regulations, the Company will prepare a prospectus in a form approved by the Representative and file such prospectus pursuant to Rule 424(b) of the Rules and Regulations not later than may be required by such Rule; and the Company will make no further amendment or supplement to such prospectus that will be disapproved by the Representative promptly after reasonable notice thereof.

(m)          The Company will cooperate with the Underwriters and with counsel to the Underwriters in connection with the qualification of the Notes for offering and sale by the Underwriters and by dealers under the securities laws of such jurisdictions as the Underwriters may designate and will file such consents to service of process or other documents necessary or appropriate in order to effect such qualification and to permit the continuance of sales and dealings in such jurisdictions for as long as may be necessary to complete the distribution of the Notes; provided, however, that in no event will the Company be obligated to (i) qualify to do business in any jurisdiction where it is not now so qualified, (ii) take any action which would subject it to service of process in suits, other than for actions or proceedings arising out of the offering or sale of the Notes, in any jurisdiction where it is not now so subject or (iii) subject itself to taxation in any jurisdiction where it is not now so subject.

(n)          The Company will not take, directly or indirectly, any action designed to cause or result in, or that might cause or result in, the stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes.

(o)          The Company will comply with all agreements set forth in the representation letters of the Company to DTC relating to the acceptance of the Notes for “book-entry” transfer through the facilities of DTC.

5.          Free Writing Prospectuses.

(a)          The Company represents and warrants to, and agrees with, each Underwriter that (i) the Company has not made, and will not make, any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus without the prior consent of the Representative (which consent being deemed to have been given with respect to (A) the Final Term Sheet prepared and filed pursuant to Section 4(a) hereof and (B) any other Issuer Free Writing Prospectus identified on Schedule II hereto); (ii) each Issuer Free Writing Prospectus conformed or will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations on the date of first use, and the Company has complied with any filing requirements applicable to such Issuer Free Writing Prospectus pursuant to Rule 433 of the Rules and Regulations; (iii) each Issuer Free Writing Prospectus will not, as of its issue date and through the time the Notes are delivered pursuant to Section 3 hereof, include any information that conflicts with the information contained in the Registration Statement, the most recent Preliminary Prospectus and the Prospectus; and (iv) each Issuer Free Writing Prospectus, when considered together with the information contained in the most recent Preliminary Prospectus, did not, as of the Applicable Time, does not, as of the date hereof, and will not, as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)          Each Underwriter, severally and not jointly, represents and warrants to, and agrees with, the Company and each other Underwriter that it has not made, and will not make, any offer relating to the Notes that would constitute a “free writing prospectus” (as defined in Rule 405 of the Rules and Regulations) required to be filed with the Commission, without the prior consent of the Company and the Representative; provided, however, that (i) no such consent shall be required with respect to any such issuer information contained in any document filed by the Company with the Commission prior to the use of such free writing prospectus and (ii) “issuer information,” as used in this Section 5(b), shall not be deemed to include information prepared by or on behalf of the Underwriters on the basis of or derived from issuer information.

(c)          The Company agrees that if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus would conflict with the information in the Registration Statement, the most recent Preliminary Prospectus or the Prospectus or would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then existing, not misleading, the Company will give prompt notice thereof to the Representative and, if requested by the Representative, will prepare and furnish without charge to each Underwriter an Issuer Free Writing Prospectus or other document which will correct such conflict, statement or omission.

6.          Conditions of Underwriters’ Obligations.  The obligations of the Underwriters hereunder are subject to the accuracy, as of the date hereof and the Closing Date (as if made at the Closing Date), of the representations and warranties of the Company contained herein, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a)          The Prospectus shall have been filed with the Commission in a timely fashion in accordance with Section 4(a) hereof; all filings (including, without limitation, the Final Term Sheet) required by Rule 424(b) or Rule 433 of the Rules and Regulations shall have been made within the time periods prescribed by such Rules, and no such filings will have been made without the consent of the Representative; no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto, preventing or suspending the use of any Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus, or suspending the qualification of the Notes for offering or sale in any jurisdiction shall have been issued; no proceedings for the issuance of any such order shall have been initiated or threatened pursuant to Section 8A of the Securities Act; no notice of objection of the Commission to use the Registration Statement or any post-effective amendment thereto shall have been received by the Company; and any request of the Commission for additional information (to be included in the Registration Statement or the Prospectus or otherwise) shall have been disclosed to the Representative and complied with to the Representative’s satisfaction.

(b)          No Underwriter shall have been advised by the Company, or shall have discovered and disclosed to the Company, that the Registration Statement, the most recent Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement thereto contains an untrue statement of fact which, in the opinion of the Representative or of counsel to the Underwriters, is material, or omits to state any fact which, in the opinion of the Representative or of counsel to the Underwriters, is material and is required to be stated therein or is necessary to make the statements therein not misleading.

(c)          The Representative shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, the opinion or opinions, addressed to the Underwriters, dated the Closing Date, in form and substance satisfactory to the Representative and substantially in the form of Exhibit B.

(d)          [Reserved.]

(e)          The Representative shall have received from Sidley Austin LLP, counsel to the Underwriters, such opinion or opinions, addressed to the Underwriters, dated the Closing Date and in form and substance satisfactory to the Representative, with respect to the Notes, Indenture, Registration Statement, Prospectus and Disclosure Package and other related matters as the Representative may reasonably require, and the Company shall have furnished to such counsel such documents as they may reasonably request for the purpose of enabling them to pass upon such matters.

(f)          The Representative shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer, the President or any Vice President of the Company and by the Chief Financial Officer or Chief Accounting Officer of the Company to the effect that: (i) there shall not have been, since the date hereof, since the Applicable Time or since the respective dates as of which information is given in the Prospectus or the Disclosure Package, any Material Adverse Effect, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of Closing Date, (iii) the Company has complied with this Agreement and satisfied all conditions to be performed or satisfied by it hereunder at or prior to the Closing Date and (iv) no stop order of the Commission suspending the effectiveness of the Registration Statement has been issued and, to the Company’s knowledge, no proceedings for that purpose have been instituted or are pending or contemplated by the Commission.

(g)          Except as described in the most recent Preliminary Prospectus and the Prospectus, (i) neither the Company nor any of the Company’s subsidiaries shall have sustained, since the date of the latest audited financial statements included or incorporated by reference in the most recent Preliminary Prospectus, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree or (ii) since such date there shall not have been any change in the capital stock or long-term debt of the Company or any of the Company’s subsidiaries or any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, business or prospects of the Company and the Company’s subsidiaries taken as a whole, the effect of which, in any such case described in clause (i) or (ii), is, in the judgment of the Representative, so material and adverse as to make it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes on the terms and in the manner contemplated in the Disclosure Package and the Prospectus.

(h)          Concurrently with the execution of this Agreement, the Representative shall have received a “comfort” letter with respect to the Company from KPMG LLP, the Company’s independent registered public accounting firm (the “initial comfort letter”), addressed to the Representative on behalf of the Underwriters, dated the date hereof, and in form and substance satisfactory to the Representative, (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified historical and pro forma financial information of the Company is given in the most recent Preliminary Prospectus, as of a date not more than three days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by the accountant’s “comfort letter” to underwriters in connection with registered public offerings.

(i)          The Representative shall have received a “bring-down comfort” letter with respect to the Company from KPMG LLP, the Company’s independent registered public accounting firm, (the “bring-down comfort letter”), addressed to the Representative on behalf of the Underwriters, dated the Closing Date, and in form and substance satisfactory to the Representative, each (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S‑X of the Commission, (ii) stating, as of the Closing Date (or, with respect to matters involving changes or developments since the respective dates as of which specified historical and pro forma financial information of the Company is given in the Prospectus, as of a date not more than three days prior to the Closing Date), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial comfort letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial comfort letter.

(j)          Prior to or on the Closing Date, the Representative shall have been furnished by the Company with such additional documents and certificates as the Representative or counsel for the Underwriters may reasonably request.

(k)          Subsequent to the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded to the debt securities of the Company, or any of the Company’s subsidiaries by any “nationally recognized statistical rating organization” (as that term is defined in Section 3(a)(62) of the Exchange Act), and (ii) no such organization shall have publicly announced that it has under surveillance or review with possible negative implications its rating of any of the Company’s debt securities.

(l)          Subsequent to the execution and delivery of this Agreement, there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange or the Nasdaq Global Market or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or materially limited or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction; (ii) a banking moratorium shall have been declared by federal or state authorities; (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States; or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the judgment of the Representative, impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes on the terms and in the manner contemplated in the Prospectus.

All opinions, certificates, letters and documents referred to in this Section 6 will be in compliance with the provisions of this Agreement only if they are satisfactory in form and substance to the Representative and to counsel for the Underwriters.  The Company will furnish to the Representative conformed copies of such opinions, certificates, letters and other documents in such number as the Representative will reasonably request.

7.          Indemnification and Contribution.  (a)  The Company will indemnify and hold harmless each Underwriter and their respective directors, officers, any affiliate of any Underwriter involved on behalf of such Underwriter in the distribution process for the Notes and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability (or any action in respect thereof), joint or several, to which such Underwriter, director, officer, affiliate or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in (A) the Registration Statement, any Preliminary Prospectus, the Prospectus, the Disclosure Package, any Issuer Free Writing Prospectus or any amendment or supplement thereto or any “issuer information” filed or required to be filed pursuant to Rule 433(d) of the Rules and Regulations or (B) any “road show” (as defined in Rule 433) or “non-deal roadshow / investor presentation”, in each case, not constituting an Issuer Free Writing Prospectus (a “Non-Prospectus Road Show”), or (ii) the omission or alleged omission to state in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Disclosure Package, any Issuer Free Writing Prospectus or any amendment or supplement thereto or in any Non-Prospectus Road Show or issuer information, a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter or such other indemnified person as the case may be, promptly after receipt of invoices from such Underwriter or such other indemnified person as the case may be, for any legal or other expenses as reasonably incurred by such Underwriter or such other indemnified person as the case may be, in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action, notwithstanding the possibility that payments for such expenses might later be held to be improper, in which case such payments will be promptly refunded; provided, however, that the Company will not be liable under this Section 7(a) in any such case to the extent, but only to the extent, that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Representative, on behalf of the Underwriters, expressly therein (which information is specified in Section 12 hereof).  The foregoing indemnity agreement is in addition to any liability which the Company may otherwise have to any Underwriter or to any director, officer, employee, affiliate or controlling person of such Underwriter.

(b)          Each Underwriter, severally, but not jointly, will indemnify and hold harmless the Company, each of its directors and officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any loss, claim, damage or liability (or any action in respect thereof) to which the Company, director, officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Disclosure Package, any Issuer Free Writing Prospectus or any amendment or supplement thereto, or in any Non-Prospectus Road Show, or (ii) the omission or alleged omission to state in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Disclosure Package, any Issuer Free Writing Prospectus or any amendment or supplement thereto, or in any Non-Prospectus Road Show, a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company or such other indemnified person as the case may be, promptly after receipt of invoices from the Company or such other indemnified person as the case may be, for any legal or other expenses reasonably incurred by the Company as the case may be, in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action notwithstanding the possibility that payments for such expenses might later be held to be improper, in which case such payments will be promptly refunded; provided, however, that such indemnification or reimbursement will be available in each such case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representative, on behalf of such Underwriter, expressly for use therein (which information is specified in Section 12 hereof).  The foregoing indemnity agreement is in addition to any liability which the Underwriters may otherwise have to the Company or to any director, officer, employee or controlling person of the Company.

(c)          Promptly after receipt by any indemnified party under Section 7(a) or 7(b) above of notice of any claim or the commencement of any action, the indemnified party will, if a claim in respect thereof is to be made against one or more indemnifying parties under such subsection, notify each indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to so notify each such indemnifying party will not relieve it from any liability which it may have under this Section 7 except to the extent it has been prejudiced in any material respect by such failure or from any liability which it may have to an indemnified party otherwise than under this Section 7.  If any such claim or action will be brought against any indemnified party, and it notifies each indemnifying party thereof, each such indemnifying party will be entitled to participate therein and, to the extent that it wishes, jointly with each other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party.  After notice from each indemnifying party to the indemnified party of its election to assume the defense of such claim or action, each such indemnifying party will not be liable to the indemnified party under Section 7(a) or 7(b) above for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided that the Underwriters will have the right to employ one separate counsel (in addition to local counsel) in each proceeding or related proceedings in the same jurisdiction to represent the Underwriters and their respective directors, officers, affiliates or controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Underwriters against the Company under Section 7(a) above if (i) the Company and the Underwriters shall have so mutually agreed; (ii) the Company has failed within a reasonable time to retain counsel reasonably satisfactory to the Underwriters; (iii) the Underwriters and their respective directors, officers, affiliates and controlling persons shall have reasonably concluded that there may be legal defenses available to them that are different from or in addition to those available to the Company; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Underwriters or their respective directors, officers, affiliates or controlling persons, on the one hand, and the Company, on the other hand, and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and in any such event the fees and expenses of such separate counsel (and local counsel) shall be paid by the Company.  No indemnifying party will (i) without the prior written consent of the indemnified parties (which consent will not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include any findings of fault or admissions of fault or culpability as to the indemnified party, or (ii) be liable for any settlement of any such action effected without its written consent (which consent will not be unreasonably withheld), but if settled with the consent of each indemnifying party or if there be a final judgment of the plaintiff in any such action, each such indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d)          If the indemnification provided for in this Section 7 is unavailable or insufficient to hold harmless an indemnified party under Section 7(a) or 7(b) above in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party will, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities referred to in Section 7(a) or 7(b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters, on the other hand from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, or actions in respect thereof, as well as any other relevant equitable considerations.  The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, will be deemed to be in the same proportion as the total net proceeds from the offering of the Notes (before deducting expenses) received by the Company (whether or not the Closing Date occurs), on the one hand, to the total underwriting discounts and commissions received by the Underwriters, on the other hand, in each case as set forth in the table on the cover page of the Prospectus.   Relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company, the Underwriters agree that it would not be just and equitable if contributions pursuant to this Section 7(d) were to be determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to herein.  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred above in this Section 7(d) will be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating, preparing to defend or defending against any action or claim which is the subject of this Section 7(d).  Notwithstanding the provisions of this Section 7(d), no Underwriter will be required to contribute any amount in excess of the amount by which the net proceeds from the sale of the Notes underwritten by it exceeds the amount of any damages that such Underwriter has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Underwriters’ obligations in this Section 7(d) to contribute are several in proportion to their respective underwriting obligations hereunder and not joint.  Each party entitled to contribution agrees that upon the service of a summons or other initial legal process upon it in any action instituted against it in respect to which contribution may be sought, it will promptly give written notice of such service to the party or parties from whom contribution may be sought, but the omission so to notify such party or parties of any such service will not relieve the party from whom contribution may be sought for any obligation it may have hereunder or otherwise (except as specifically provided in Section 7(c) above).

(e)          The obligations of the Company under this Section 7 will be in addition to any liability that the Company may otherwise have, and will extend, upon the same terms and conditions set forth in this Section 7, to the respective officers, directors and affiliates of the Underwriters and each person, if any, who controls any Underwriter within the meaning of the Securities Act; and the obligations of the Underwriters under this Section 7 will be in addition to any liability that the respective Underwriters may otherwise have, and will extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company who has signed the Registration Statement and to each person, if any, who controls the Company within the meaning of the Securities Act.

8.          Substitution of Underwriters.  If any Underwriter defaults in its obligation to purchase the principal amount of the Notes which it has agreed to purchase under this Agreement (the “Defaulted Notes”), the non-defaulting Underwriters will be obligated to purchase (in the respective proportions which the principal amount of the Notes set forth opposite the name of each non-defaulting Underwriter in Schedule I hereto bears to the total principal amount of the Notes less the principal amount of the Defaulted Notes) the principal amount of the Defaulted Notes; except that the non-defaulting Underwriters will not be obligated to purchase any of the Notes if the total principal amount of the Defaulted Notes exceeds 9.09% of the total principal amount of the Notes, and any non-defaulting Underwriters will not be obligated to purchase more than 110% of the principal amount of the Notes set forth opposite its name in Schedule I hereto.  If the foregoing maximums are exceeded, the non-defaulting Underwriters, and any other underwriter satisfactory to the Representative who so agrees, will have the right, but will not be obligated, to purchase (in such proportions as may be agreed upon among them) all of the Defaulted Notes.  If the non-defaulting Underwriters or the other underwriters satisfactory to the Underwriters do not elect to purchase the Defaulted Notes within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except for Section 4(g) hereof and the indemnity and contribution agreements of the Company and the Underwriters contained in Section 7 of this Agreement.  As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter pursuant to this Section 8.

If the non-defaulting Underwriters or the other underwriters satisfactory to the Representative are obligated or agree to purchase the Defaulted Notes of a defaulting Underwriter, the Representative may postpone the Closing Date for up to seven full Business Days in order that the Company may effect any changes that may be necessary in the Registration Statement, the Disclosure Package or the Prospectus or in any other document or agreement, and the Company agrees to file promptly any amendments or any supplements to the Registration Statement, the Disclosure Package or the Prospectus which, in the opinion of the Representative, may thereby be made necessary.

Nothing contained herein will relieve a defaulting Underwriter of any liability it may have for damages caused by its default.

9.          Termination.  Until the Closing Date, this Agreement may be terminated by the Representative on behalf of the Underwriters by giving notice as hereinafter provided to the Company if (i) the Company will have failed, refused or been unable, at or prior to the Closing Date, to perform any agreement on its part to be performed hereunder, (ii) any of the events described in Sections 6(k) and 6(l) hereof, shall have occurred, or (iii) any other condition to the Underwriters’ obligations hereunder is not fulfilled.  Any termination of this Agreement pursuant to this Section 9 will be without liability on the part of the Company or any Underwriter, except as otherwise provided in Sections 4(g) and 7 hereof.

Any notice referred to above may be given at the address specified in Section 11 hereof in writing or by telegraph or telephone, and if by telegraph or telephone, will be immediately confirmed in writing.

10.          Survival of Certain Provisions.  The agreements contained in Section 7 hereof and the representations, warranties and agreements of the Company contained in Sections 1, 2 and 4 hereof will survive the delivery of the Notes to the Underwriters hereunder and will remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any indemnified party.

11.          Notices.  Except as otherwise provided in this Agreement, (a) whenever notice is required by the provisions of this Agreement to be given to the Company such notice will be in writing by mail, telex or facsimile transmission addressed to the Company at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, facsimile number (314) 725-5180, Attention: Christopher A. Koster, with a copy (which shall not constitute notice) to Skadden, Arps, Slate, Meagher & Flom LLP at One Manhattan West, New York, New York 10001, facsimile number (212) 735-2000/1, Attention: Laura Kaufmann Belkhayat and (b) whenever notice is required by the provisions of this Agreement to be given to the several Underwriters, such notice will be in writing by mail, electronic or facsimile transmission addressed to J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Andreas Pierroutsakos, Facsimile: (212) 270-1063; provided, however, that any notice to an Underwriter pursuant to Section 7(c) hereof shall be delivered or sent by mail, electronic or facsimile transmission to such Underwriter at its address set forth in its acceptance telex to the Representative, which address will be supplied to any party hereto by the Representative upon request.  Any such statements, request, notices or agreements shall take effect at the time of receipt thereof.  The Company shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Underwriters by the Representative.

12.          Information Furnished by Underwriters.  The Underwriters severally confirm that the information appearing in the list of names of each of the Underwriters appearing on the cover page of, and the information set forth under the caption “Underwriting—Over-Allotment, Stabilizing and Related Transactions” in, the most recent Preliminary Prospectus and the Prospectus, constitute the only written information furnished to the Company by the Representative on behalf of the Underwriters, referred to in Sections 1(e), 1(f), 1(g), 7(a) and 7(b) hereof.

13.          Research Analyst Independence.  The Company acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering of the Notes that differ from the views of their respective investment banking divisions.  The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Underwriters’ investment banking divisions.  The Company acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

14.          Nature of Relationship.  The Company acknowledges and agrees that in connection with the offering and the sale of the Notes or any other services the Underwriters may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Underwriters: (i) no fiduciary or agency relationship between the Company and any other person, on the one hand, and the Underwriters, on the other hand, exists; (ii) the Underwriters are not acting as advisors, experts or otherwise, to the Company, including, without limitation, with respect to the determination of the public offering price of the Notes, and such relationship between the Company, on the one hand, and the Underwriters, on the other hand, is entirely and solely a commercial relationship, based on arms-length negotiations; (iii) any duties and obligations that the Underwriters may have to the Company shall be limited to those duties and obligations specifically stated herein; and (iv) the Underwriters and their respective affiliates may have interests that differ from those of the Company.  The Company hereby waives any claims that it may have against the Underwriters with respect to any breach of fiduciary duty in connection with this offering.

15.          Parties.  This Agreement shall inure to the benefit of and be binding upon the several Underwriters, the Company and their respective successors.  This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (a) the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of the respective directors and officers of the Underwriters, the respective affiliates of the Underwriters involved on behalf of any Underwriter in the distribution process for the Notes and the person or persons, if any, who control any Underwriter within the meaning of Section 15 of the Securities Act and (b) the indemnity agreement of the Underwriters contained in Section 7 of this Agreement shall be deemed to be for the benefit of directors of the Company, officers of the Company who signed the Registration Statement and any person controlling the Company within the meaning of Section 15 of the Securities Act.  Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this paragraph, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

16.          Definition of “Business Day” and “subsidiary”.  For purposes of this Agreement, (a) ”Business Day” means any day on which the New York Stock Exchange is open for trading, other than any day on which commercial banks are authorized or required to be closed in New York City and (b) ”subsidiary” has the meaning set forth in Rule 405 of the Rules and Regulations and includes both partnerships and corporations.

17.          Governing Law.  This Agreement and any claim, controversy or dispute arising under or related to this Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

18.          Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19.          Headings.  The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

20.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which will constitute an original and all of which together will constitute one and the same agreement.

21.          Recognition of the U.S. Special Resolution Regimes. (a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)          In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c)          As used in this Section 21:

(A)          “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. Sec. 1841(k).

(B)          “Covered Entity” means any of the following:

(1)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. Sec. 252.82(b);

(2)          a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. Sec. 47.3(b); or

(3)          a “covered FSI” as that term is defined in, and interpreted in accordance with 12 C.F.R. Sec. 382.2(b).

(C)          “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. Sec.Sec. 252.81, 47.2 or 382.1, as applicable.

(D)          “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

22.          Compliance with USA Patriot Act.  In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

23.          Electronic Signatures.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

24.          Partial Unenforceability.  The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof.  If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

25.          General Provisions.  This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.

[Signature pages follow]

If the foregoing correctly sets forth the agreement among the Company and the several Underwriters, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

CENTENE CORPORATION

By:	/s/ Andrew L. Asher
	Name:	Andrew L. Asher
	Title:	Executive Vice President and Chief Financial Officer

Confirmed and accepted as of the date first above mentioned.

J.P. MORGAN SECURITIES LLC
By:	/s/ Andreas Pierroutsakos
	Name:	Andreas Pierroutsakos
	Title:	Managing Director

As Representative and on behalf of the several Underwriters named in Schedule I hereto.

SCHEDULE I

Underwriter	Principal Amount of Notes to be Purchased
J.P. Morgan Securities LLC	$594,000,000
Barclays Capital Inc.	$180,000,000
BofA Securities, Inc.	$180,000,000
Truist Securities, Inc.	$180,000,000
Wells Fargo Securities, LLC	$180,000,000
Fifth Third Securities, Inc.	$81,000,000
U.S. Bancorp Investments, Inc.	$81,000,000
MUFG Securities Americas Inc.	$72,000,000
Regions Securities LLC	$72,000,000
PNC Capital Markets LLC	$45,000,000
Allen & Company LLC	$36,000,000
BMO Capital Markets Corp.	$36,000,000
Stifel, Nicolaus & Company, Incorporated	$36,000,000
CIBC World Markets Corp.	$27,000,000
Total	$1,800,000,000

SCHEDULE II
ISSUER FREE WRITING PROSPECTUSES

•	Pricing Term Sheet, dated June 24, 2021 relating to the Notes, as filed pursuant to Rule 433 under the Securities Act and attached as Schedule III hereto.

SCHEDULE III
FORM OF PRICING TERM SHEET

Issuer Free Writing Prospectus dated June 24, 2021
Filed pursuant to Rule 433(d)
Registration Statement No. 333-238050

2.450% Senior Notes due 2028

June 24, 2021

This Pricing Term Sheet dated June 24, 2021 to the Preliminary Prospectus Supplement (the “Preliminary Prospectus Supplement”) dated June 24, 2021 of Centene Corporation (the “Issuer”) is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used but not defined in this Pricing Term Sheet have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Issuer:	Centene Corporation
Distribution:	SEC Registered Offering

Security Description:	2.450% Senior Notes due 2028
Aggregate Principal Amount:	$1,800,000,000
Gross Proceeds:	$1,800,000,000
Maturity:	July 15, 2028
Coupon:	2.450%
Yield to Maturity:	2.450%
Offering Price:	100.000% of principal amount
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2022
Record Dates:	January 1 and July 1
Optional Redemption: Make-Whole Call: Par Call:

Prior to May 15, 2028 (2 months prior to the maturity date), at greater of par and make-whole at discount rate equal to the Treasury Rate plus 50 basis points, plus accrued and unpaid interest

On or after May 15, 2028 (2 months prior to the maturity date), at par, plus accrued and unpaid interest

Change of Control:	Putable at 101% of aggregate principal amount plus accrued and unpaid interest
Trade Date:	June 24, 2021
Expected Settlement Date:*	(T+5); July 1, 2021
Use of Proceeds:
The Issuer intends to use the net proceeds of the offering of the notes to finance a portion of the cash consideration payable in connection with the Issuer’s previously announced acquisition of Magellan Health Inc. (the “Magellan Acquisition”) and to pay related fees and expenses. The closing of the offering is not conditioned on the closing of the Magellan Acquisition. If the Magellan Acquisition is not completed, the Issuer expects to use the net proceeds of the offering for debt repayment and general corporate purposes.

CUSIP / ISIN:	15135BAY7 / US15135BAY74
Issue Ratings (Moody’s/S&P/Fitch):**	*** / *** / ***
Denominations/ Multiple:	Denominations of $2,000 and integral multiples of $1,000 in excess thereof

Joint Active Bookrunning Managers:	J.P. Morgan Securities LLC Barclays Capital Inc
BofA Securities, Inc. Truist Securities, Inc Wells Fargo Securities, LLC
Co-Managers:
Fifth Third Securities, Inc
U.S. Bancorp Investments, Inc.
MUFG Securities Americas Inc.
Regions Securities LLC
PNC Capital Markets LLC
Allen & Company LLC
BMO Capital Markets Corp.
Stifel, Nicolaus & Company, Incorporated
CIBC World Markets Corp.

*The Issuer expects that delivery of the notes will be made to investors on or about the fifth business day following the date of confirmation of orders with respect to the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

**Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them from BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department or by email at dg.prospectus_requests@bofa.com; from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at Barclaysprospectus@broadridge.com, or by calling (888) 603-5847; from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling +1 (866) 803-9204; from Truist Securities by email at joshua.t.jones@truist.com; and from Wells Fargo Securities, LLC, 550 S. Tryon Street, 5th Floor, Charlotte, North Carolina 28202, Attention: Leveraged Syndicate.

This Pricing Term Sheet does not constitute an offer to sell, or a solicitation of an offer to buy any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

EXHIBIT A

SIGNIFICANT SUBSIDIARIES

As used in this Agreement, the “Significant Subsidiaries” of the Company are as follows:

1.	Centene Management Company, LLC, a Wisconsin limited liability company

2.	New York Quality Health Corporation, a New York corporation

3.	WellCare Health Plans, Inc., a Delaware corporation

4.	WCG Health Management, Inc., a Delaware corporation

5.	The WellCare Management Group, Inc., a New York corporation

EXHIBIT B

FORM OF OPINION(S) OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

1.          Based solely on our review of the Delaware Certificates, each entity listed on Schedule B-1 hereto is duly incorporated and is validly existing and in good standing under the DGCL.

2.          Based solely on our review of the New York Certificate, the entity listed on Schedule B-2 hereto is existing under the NYBCL.

3.          Based solely on our review of the Foreign Qualification Certificates, each entity listed on Schedules B-1 and B-2 hereto has the status identified on such Schedules set forth opposite the jurisdictions identified on such Schedules and set forth opposite the name of such entity, in each case, as of the date identified on such Schedules.

4.          Each entity listed on Schedules B-1 and B-2 hereto has the corporate power and authority to own its property and to conduct its lawful business, in each case, as described in the Disclosure Package and the Prospectus Supplement.

5.          The Company has the corporate power and authority to execute and deliver each of the Transaction Documents and to consummate the issuance and sale of the Securities contemplated thereby under the DGCL.

6.          Each of the Transaction Documents has been duly authorized, executed and delivered by all requisite corporate action on the part of the Company under the DGCL.

7.          The Indenture constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York.

8.          Neither the execution and delivery by the Company of the Transaction Documents nor the consummation by the Company of the issuance and sale of the Securities contemplated thereby: (i) conflicts with the Organizational Documents, (ii) constitutes a violation of, or a default under, any Scheduled Contract, (iii) contravenes any Scheduled Order, or (iv) violates the DGCL or any law, rule or regulation of the State of New York or the United States of America.

9.          Neither the execution and delivery by the Company of the Transaction Documents nor the consummation by the Company of the issuance and sale of the Securities contemplated thereby requires the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under the DGCL or any law, rule or regulation of the State of New York or the United States of America except for those consents, approvals, licenses and authorizations already obtained and those filings, recordings and registrations already made.

10.          The Company is not and, solely after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus Supplement will not be an “investment company” as such term is defined in the Investment Company Act of 1940.

11.          The Note Certificates have been duly authorized by all requisite corporate action on the part of the Company and duly executed by the Company under the DGCL, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms under the laws of the State of New York.

12.          The statements in the Prospectus Supplement and the Disclosure Package under the captions “Description of the Notes” and “Description of Debt Securities” insofar as such statements purport to summarize certain provisions of the Indenture and the Note Certificates, fairly summarize such provisions in all material respects.

13.          Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Prospectus Supplement, we are of the opinion that, under current U.S. federal income tax law, although the discussion in the Prospectus Supplement under the heading “United States Federal Income Tax Considerations” does not purport to discuss all possible U.S. federal income tax considerations of the ownership and disposition of the Securities to Non-U.S. Holders (as defined therein) who purchase such Securities pursuant to the Prospectus Supplement, such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax considerations of the ownership and disposition of the Securities to such Non-U.S. Holders.